Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-52809, No. 33-56933, No. 333-25419, No. 333-65993, No. 333-75889, No. 333-77673 and No. 333-80507, No. 333-53888, No. 333-36667) on Form S-3 (No. 333-70996) and on Form S-3D (No. 333-56425) of our reports dated March 4, 2005, with respect to the consolidated financial statements of Valley National Bancorp, Valley National Bancorp management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Valley National Bancorp, included in the 2004 Annual Report to Shareholders of Valley National Bancorp.

/s/    Ernst & Young LLP

New York, New York

March 7, 2005